QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.34

[AUGUST TECHNOLOGY GRAPHIC]	4900 West 78th Street Bloomington, MN 55435 USA	Tel: 952-820-0080 Fax: 952-820-0060	www.AugustTech.com info@augusttech.com

Mr. Richard Smith                                18 December 2002
Firfax Systems Limited
Meteor Business Park
Gloucestershire Airport
Cheltenham Road East
Gloucester, England
GL2 9QL UK

Dear Richard,

August Technology has appreciated the service provided by Firfax over the years as our distributor for Europe. But as the industry becomes more Asia focused and August Technology grows as a company, we find it best for August Technology to pursue the direct sales and service model in the UK, Ireland, Benelux and Scandanavia.

As such, August Technology is terminating our International Sales Distributor Agreement with Firfax Systems Ltd., dated 3 September 1996, to be effective 31 December 2002. I do not believe you find this a surprise, as you yourself have admitted that more and more companies are doing technology development in Europe and volume manufacturing in Asia. This business fact does not fit well with the distributor model of sales and service.

Richard, we thank you and your entire organization for their support over the years. We truly wish you and your team all the best in your future endeavors.

We would like to wrap up all outstanding receivables, on both sides by the end of the year as well as to develop a plan on how to inform your customers at this time. I am asking Paul Hayes to work with you and your team to finalize this plan.

Again, we thank you for your support.

Best respects,

Mayson Brooks
Vice President
Worldwide Sales and Field Operations
August Technology
4900 West 78th Street
Bloomington, MN 55435

QuickLinks

  Exhibit 10.34